Filed Pursuant to Rule 433 of the Securities Act of 1933 Free Writing Prospectus dated September 22, 2026 Relating to the Prospectus Supplement dated September 11, 2026 Registration No. 333-295142 On September 22, 2026, DeFi Development Corp. (the “Company”) made available an investor presentation relating to the Company’s offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). A copy of the investor presentation is attached hereto as Exhibit A. The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

NASDAQ: CHAD CHAD Payday is Everyday 13% ANNUAL DIVIDEND Daily PAYMENTS $290M+ TREASURY BACKING EXHIBIT A

Legal Disclaimers This presentation has been prepared by DeFi Development Corp. (“DFDV,” the “Company,” “we,” “us” or “our”) for informational and discussion purposes only. This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company has filed a registration statement on Form S-3 (File No. 333-295142) with the U.S. Securities and Exchange Commission (the “SEC”), which has become effective. Any offering of the preferred stock described herein will be made only by means of a prospectus supplement and the accompanying base prospectus forming part of the effective registration statement. Before investing, prospective investors should read the applicable prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein for more complete information about the Company, the offering and the securities being offered. These documents are or will be available free of charge through the SEC’s website at www.sec.gov and from the applicable underwriters or other offering participants identified in the prospectus supplement. This presentation is a summary only and does not purport to contain all information that may be required to evaluate the Company, the preferred stock or the offering. The information in this presentation is qualified in its entirety by the applicable prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. In the event of any inconsistency between this presentation and such offering materials, the information contained in the applicable prospectus supplement, accompanying prospectus and documents incorporated by reference therein shall control. Investing in the preferred stock involves significant risks. Prospective investors should carefully consider the risks and uncertainties described under “Risk Factors” in the applicable prospectus supplement and accompanying prospectus and in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC and incorporated by reference into the applicable prospectus supplement and accompanying prospectus, together with all other information contained or incorporated by reference therein, before making an investment decision. Certain information contained in this presentation has been obtained from third-party sources that the Company believes to be reliable. The Company has not independently verified all such information, and no representation or warranty, express or implied, is made as to its accuracy or completeness. Nothing contained in this presentation constitutes investment, legal, tax or accounting advice. Prospective investors should conduct their own independent investigation and evaluation of the Company and the offering and consult their own financial, legal, tax, accounting and other advisers concerning the consequences of an investment in the preferred stock.

Legal Disclaimers (cont.) This presentation contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding business strategies and prospects, capital deployment plans, and expectations regarding future financial and operating metric reporting and targets, including regarding SPS and future SOL price, and can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) a failure for the demand for SOL, or activity on the SOL network, to continue to develop and grow as predicted in our DFDV Model or at all; (iii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iv) the effect of and uncertainties related the ongoing volatility in interest rates; (v) our ability to achieve and maintain profitability in the future; (vi) the impact on our business of the regulatory environment and complexities with compliance related to such environment including changes in securities laws or other laws or regulations; (vii) changes in the accounting treatment relating to the Company’s SOL holdings; (viii) our ability to respond to general economic conditions; (ix) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (x) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and (xi) other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this presentation. Forward-looking statements contained in this presentation are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. CHAD is not collateralized by DFDV’s SOL holdings and only has a preferred claim on the residual assets of the Company. There is no guarantee for CHAD of returns, liquidity, or future performance. CHAD is not FDIC insured and does not have the same regulatory and other protections as bank accounts, money market funds, treasuries, or similar investments and as a result may not be a comparable investment. CHAD’s current variable annualized dividend rate is 13%, based on a $10 stated amount, and the current trading price and effective yield may vary. The current rate is not indicative of future rate that may be set by the board of directors, which may be significantly lower and the cash dividend is not guaranteed. Cash dividends for CHAD will be payable when and if declared by the board of directors of DFDV out of funds legally available for their payment and is not guaranteed. Market and Industry Data. Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from third-party sources, other publicly available information, or internal reports, where appropriate. While the Company believes that each of the publications used throughout this presentation are prepared by reputable sources, the Company has not independently verified market and industry data from third-party sources. In addition, assumptions and estimates of the Company and its industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from assumptions and estimates.

12 MONTHS THROUGH AUGUST 2026 · U.S. AVERAGES · BLS Average hourly earnings more dollars per hour +3.1% Consumer prices (CPI-U) each dollar buys less +3.4% Real hourly earnings what the hour actually buys ≈ −0.3% Economy-wide averages over the same 12-month period. Individual households differ; this compares the purchasing power of an average hour of work, not total household income. Every year, your money buys less and your wages can’t keep up

SAVED $10,000 Earned. Taxed. Left over. × NATIONAL SAVINGS RATE 0.38% FDIC, August 2026 = EARNED IN ONE YEAR ≈ $38 Before taxes. For the year. You worked for that ten thousand dollars. Those dollars worked for only thirty-eight more National average rate. Higher-paying accounts exist. Illustration assumes the rate is unchanged for twelve months and a constant $10,000 balance. Even when you save, your money barely grows

Enter CHAD: 13% annual yield, built to pay every day so your money can finally grow 13% Annual dividend rate, cumulative 252 Dividend payments per year, every business day $290M+ SOL treasury backing the dividend 150+ Years of dividend coverage from treasury assets Cash dividends for CHAD will be payable when and if declared by the board of directors of DFDV out of funds legally available for their payment and is not guaranteed. CHAD is not collateralized by DFDV’s SOL holdings and only has a preferred claim on the residual assets of the Company. There is no guarantee for CHAD of returns, liquidity, or future performance.

Savings Rate: FDIC, August 2026. Vanguard High Dividend Yield ETF rate is 30D SEC yield as of 08/31/26 CHAD offers more yield than any savings count in existence…

…and is backed by more than $290 million in treasury assets $290M+ TREASURY ASSETS Held on the balance sheet Owned outright by the company, not borrowed. Productive Generates its own recurring cash flow through our infrastructure. Unencumbered No liens, margin calls, or forced-liquidation triggers against the treasury. CHAD is not collateralized by DFDV’s SOL holdings and only has a preferred claim on the residual assets of the Company. There is no guarantee for CHAD of returns, liquidity, or future performance. Treasury assets value as of 09/21/26.

Cash dividends for CHAD will be payable when and if declared by the board of directors of DFDV out of funds legally available for their payment and is not guaranteed. Most income products make you wait. CHAD pays every business day Traditional bonds 2 PER YEAR Other yield products 12 PER YEAR CHAD 252 PER YEAR Income arrives every business day, with no waiting for a record date.

Our treasury could fund CHAD’s dividends for the next century 150+ years Treasury assets alone, before any onchain cash flow, cover more than a century of CHAD dividends. The dividend is a small fraction of what the treasury holds and earns. No reliance on issuing common stock to fund payments. See disclaimer at the beginning of this presentation.

Our top priority is to get CHAD to its $10.00 target price CHAD · IPO $8.00 → par in 45 days (purely illustrative) SATA · IPO $8.00 → par in 72 days STRC · IPO $9.00 → par in 99 days Calendar days since IPO. STRC and SATA: actual daily closes indexed to a $10 par (actual par $100); day 0 = issue price. CHAD path is purely illustrative and assumes 45 days to par. There can be no assurance that CHAD will trade at or maintain a market price at or near $10.00 per share

Double Digit Yield, Paid Daily. NASDAQ: CHAD 13% ANNUAL DIVIDEND Daily PAYMENTS $290M+ TREASURY BACKING

Additional Information DeFi Development Corp. is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot Solana ETPs, we (i) do not seek for shares of our common stock to track the value of the underlying Solana we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot Solana ETPs to continuously align the value of their shares to the price of the underlying Solana they hold through share creation and redemption, (iii) are a Nevada corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our Solana holdings or our daily NAV.